EXHIBIT 5

[ARNOLD & PORTER LETTERHEAD]

April 23, 2001

Board of Directors
IMPSAT Fiber Networks, Inc.
Alérez Pareja 256 (1107)
Buenos Aires, Argentina

      Re: Registration Statement on Form S-8

Ladies and Gentlemen:

      We have acted as special counsel to IMPSAT Fiber Networks, Inc. (the “Company”) in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) relating to the Company’s 1998 Stock Option Plan and the Company’s 1999 Nonstatutory Stock Option Plan (collectively, the “Plans”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “1933 Act”) covering 5,131,230 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the Plans. This opinion is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

      For purposes of and in connection with rendering the opinions set forth in this letter, we have examined such corporate records of the Company, including, without limitation, the Plans, the Company’s Amended and Restated Certificate of Incorporation, its Amended and Restated By-laws, and resolutions of the Board of Directors and stockholders of the Company, and such other documents as we deem necessary for rendering the opinions hereinafter expressed.

      The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

      A.       We have assumed without verification the genuineness of all signatures on all documents, the legal capacity of all natural persons, the authority of the parties (other than the Company) executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies. We also have assumed the accuracy, completeness and authenticity of statements of fact on which we are relying and have made no independent investigations thereof.

      B.       The opinions set forth herein are based on existing laws, ordinances, rules, regulations, court and administrative decisions as they presently have been interpreted and we can give no assurances that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

      C.       We have assumed without verification that, with respect to the minutes of any meetings of the Company’s Board of Directors or any committees thereof or of the stockholders of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

      D.       We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

      E.       We express no opinion as to the effect or application of any laws or regulations other than the General Corporation Law of the State of Delaware. As to matters governed by such law, we have relied exclusively on the latest standard compilation of such statute as reproduced in commonly accepted unofficial publications available to us.

      Based upon, subject to and limited by the foregoing, upon the assumption that there will be no material changes in the documents we have examined and the matters investigated referred to above, we are of the opinion that, under the General Corporation Law of the State of Delaware, the Shares issuable or issued pursuant to the Plans have been duly authorized by the Company and when and as issued and delivered upon the exercise of options in the manner and on the terms described in the Plans and for legal consideration of not less than $0.01 per share, will be or have been validly issued, fully paid and nonassessable.

      This letter does not address any matters other than those expressly addressed herein. This letter is given for your sole benefit and use. No one else is entitled to rely hereupon. This letter speaks only as of the date hereof. We undertake no responsibility or obligation to update or supplement it after such date or to advise you of any changes in the foregoing subsequent to the delivery of this opinion.

      We hereby consent to your filing of this opinion as Exhibit 5 to the Registration Statement. By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely yours,

/s/ Arnold & Porter

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